EX-12.1
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  EXHIBIT 12.1

                           NORCAL WASTE SYSTEMS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS, EXCEPT RATIO)
                      FISCAL YEARS ENDING 1993 THROUGH 1997



                                                       Year Ended September 30,
                                   --------------------------------------------------------------
                                     1997          1996          1995         1994         1993
                                   --------      --------      --------     --------     --------
Income (loss) before
            Income Taxes,
            Extraordinary Item
            and Change in
            Accounting
            Principle ........     $  6,526      $ (1,136)     $ 17,096     $  8,859     $ 19,588

Interest Expense(a) ..........       25,853        24,326        19,909       20,920       23,900

Capitalized Interest .........         (204)         (413)            0            0            0

Interest Portion of
            Rental Charge(b) .          882           751           506          504          515
                                   --------      --------      --------     --------     --------

Income (loss) before
            Income Taxes,
            Extraordinary
            Item, Interest and
            Interest Portion
            of Rental Charge .     $ 33,057      $ 23,528      $ 37,511     $ 30,283     $ 44,003
                                   ========      ========      ========     ========     ========

Interest Expense .............       25,853      $ 24,326      $ 19,909     $ 20,920     $ 23,900

Interest Portion of
            Rental Charge ....          882           751           506          504          515
                                   --------      --------      --------     --------     --------

Interest Expense plus
            Interest Portion
            of Rental Charge .     $ 26,735      $ 25,077      $ 20,415     $ 21,424     $ 24,415
                                   ========      ========      ========     ========     ========

Ratio of Earnings to
            Fixed Charges ....         1.24         --(c)          1.84         1.41         1.80



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(a)  In addition, the Company guaranteed certain obligations of a less than 50%
     owned entity in the amount of $1.2 million and $2.0 million as of September 30, 1997 and 1996, respectively. The less than 50% owned entity incurred approximately $0.2 million and $0.2 million of interest expense on these obligations in the years ended September 30, 1997 and 1996, respectively. This amount was not included in the calculation of the ratio of earnings to fixed charges as the Company had not been required to honor the guarantees and does not expect to be required to do so.

(b) Interest portion of rentals is assumed to equal 33% of operating lease and rental expense for the period.

(c)  In 1996, earnings were insufficient to cover fixed charges by $1,549.